Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of our report dated March 30, 2023, with respect to the consolidated financial statements of Aprea Therapeutics, Inc. for the fiscal years ending 2022 and 2021 included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Iselin, New Jersey

August 21, 2024